Filed Pursuant To Rule 433

Registration No. 333-217785

September 20, 2017

SPDR® ETF Options Report
INVESTMENT PROFESSIONAL USE ONLY August 2017
Ticker
Name 20 Day Average
ETF Volume 20 Day Average
Total Option Volume 20 Day Average
Call Option Volume 20 Day Average
Put Option Volume Total Open
Interest (Call) Total Open
Interest (Put)
SPY SPDR S&P500 ETF Trust 70,504,2962,649,391937,3291,712,0637,866,98417,453,660
XLF Financial Select Sector SPDR Fund 52,788,632120,46761,78458,6842,164,8402,666,715
XLE Energy Select Sector SPDR Fund 12,458,43044,51420,37624,139627,302852,686
XOP SPDR S&P Oil & Gas Exploration & Production ETF 11,555,418104,10632,90971,1971,002,6632,374,022
XLP Consumer Staples Select Sector SPDR Fund 9,743,6808,4551,3877,06894,545359,464
XLI Industrial Select Sector SPDR Fund 9,603,68513,7003,32410,376120,104222,423
XLK Technology Select Sector SPDR Fund 9,251,78817,6125,29012,323162,230507,982
XLU Utilities Select Sector SPDR Fund 9,127,41241,37321,36220,012458,084719,711
GLD® SPDR Gold Shares 8,839,417148,53989,27659,2632,474,3841,270,423
JNK SPDR Bloomberg Barclays High Yield Bond ETF 8,827,3394,0911,1672,92463,094114,661
XLV Health Care Select Sector SPDR Fund 6,292,1869,1013,3985,704107,193182,812
KRE SPDR S&P Regional Banking ETF 4,816,93422,0539,43612,618270,405206,325
XLY Consumer Discretionary Select Sector SPDR Fund 4,060,9694,0211,3602,66178,800122,264
XLB Materials Select Sector SPDR Fund 3,958,7355,5632,9542,60998,793134,607
XBI SPDR S&P Biotech ETF 3,694,22824,0087,53816,471131,887303,547
XRT SPDR S&P Retail ETF 3,371,82013,9174,1399,779103,076171,791
DIA SPDR Dow Jones Industrial Average ETF Trust 2,657,60230,33012,26718,063250,253271,919
XME SPDR S&P Metals & Mining ETF 2,299,5677,3624,0243,339137,300162,733
FEZ SPDR EURO STOXX 50 ETF 2,267,9634,1472,7141,434166,774163,641
KBE SPDR S&P Bank ETF 1,852,5611,43355687846,52355,224
XHB SPDR S&P Homebuilders ETF 1,740,3221,6653071,35838,01347,886
SJNK SPDR Bloomberg Barclays Short Term High Yield Bond ETF 1,679,7036—635207
XLRE Real Estate Select Sector SPDR Fund 1,499,7996739291,3021,263
CWB SPDR Bloomberg Barclays Convertible Securities ETF 1,186,359441129124
MDY SPDR S&P MidCap 400 ETF Trust 943,0061,31039591536,02739,804
BWX SPDR Bloomberg Barclays International Treasury Bond ETF 516,1683827114162,249
XES SPDR S&P Oil & Gas Equipment & Services ETF 422,42015961983,3433,195
RWX SPDR Dow Jones International Real Estate ETF 391,33792774146
Source: Bloomberg as of Bloomberg as of 9/11/2017.

SPDR® ETF Options Report
Ticker
Name 20 Day Average
ETF Volume 20 Day Average
Total Option Volume 20 Day Average
Call Option Volume 20 Day Average
Put Option Volume Total Open
Interest (Call) Total Open
Interest (Put)
SDY SPDR S&P Dividend ETF 376,10711696212,083852
TFI SPDR Nuveen Bloomberg Barclays Municipal Bond ETF 228,604——2—117
KIE SPDR S&P Insurance ETF 189,4254782791992,2913,575
DWX SPDR S&P International Dividend ETF 157,7602216210
XAR SPDR S&P Aerospace & Defense ETF 151,84243349938437
RWO SPDR Dow Jones Global Real Estate ETF 142,906—1—7—
EBND SPDR Bloomberg Barclays Emerging Markets Local Bond ETF 128,33011—2080
XPH SPDR S&P Pharmaceuticals ETF 109,848431141141
RWR SPDR Dow Jones REIT ETF 105,47918136232124
CWI SPDR MSCI ACWI ex-US ETF 77,52711122169
GXC SPDR S&P China ETF 73,48972684199
GNR SPDR S&P Global Natural Resources ETF 70,11785369275
HYMB SPDR Nuveen S&P High Yield Municipal Bond ETF 62,9291115448
GWL SPDR S&P World ex-US ETF 55,980——68101,196
XSD SPDR S&P Semiconductor ETF 51,12244114255
EDIV SPDR S&P Emerging Markets Dividend ETF 45,9352215721
EWX SPDR S&P Emerging Markets SmallCap ETF 43,992——620141
GMF SPDR S&P Emerging Asia Pacific ETF 22,5491—13014
KCE SPDR S&P Capital Markets ETF 4,7392218418
Source: Bloomberg as of Bloomberg as of 9/11/2017.
State Street Global Advisors

SPDR® ETF Options Report
ssga.com | spdrs.com | spdrgoldshares.com
State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000.
Important Risk Information
This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.
Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non- diversification risk, which generally results in greater price fluctuations than the overall market.
Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.
Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940
Act or the protections afforded by the CEA.
Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.
Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
Diversification does not ensure a profit or guarantee against loss.
Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto.
For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds
Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for
Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with
State State Street Global Advisors Funds Distributors, LLC.
State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call
866.787.2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured • No Bank Guarantee • May Lose Value
State Street Global Advisors    © 2017 State Street Corporation. All Rights Reserved.
IBG-25104 Exp. Date: 9/30/2018 SPD001432

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.